BORROWING REQUEST


                       December 28, 1993


      FOREST  OIL  CORPORATION,  a  New  York  corporation   (the
"Borrower"), hereby requests a loan on the date and in the amount as follow:

     $_____________________  under the Note

     Requested funding date:  December 30, 1993

pursuant to the Loan Agreement dated as of December 28, 1993 (as the same may be amended, modified or supplemented, the "Loan Agreement") between the Borrower and Joint Energy Development Investments Limited Partnership. The undersigned certifies that he is the ______________________________ of the Borrower, and
that as such he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested loan or loans under the terms and conditions of the Loan Agreement.


                                   FOREST OIL CORPORATION



                                   By:__________________________
                                   Name:
                                   Title: